Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY ANNOUNCES STRONG FISCAL
THIRD QUARTER 2011 RESULTS

Fourth Consecutive Quarter of Double-Digit Growth in Revenue and Adjusted EBITDA

~Revenue Up 34% to $40.9 Million~
~Adjusted EBITDA Improves 160% to $5.2 Million~
~Fiscal 2011 Outlook Now Expected at Higher End of Projected Adjusted EBITDA Range~
~Company Offers Preliminary Fiscal 2012 Adjusted EBITDA Outlook~

Salt Lake City, Utah – June 29, 2011 – Franklin Covey Co. (NYSE: FC), a global provider of productized training and consulting services, today announced financial results for its fiscal third quarter ended May 28, 2011.

Net sales for the quarter totaled $40.9 million, a 34% increase over $30.5 million reported in the third fiscal quarter of the prior year.  The improvement in net sales had a significant impact on the Company’s operating results as Adjusted EBITDA increased 160% to $5.2 million compared with $2.0 million in the prior year.  Pre-tax income also improved significantly, increasing by $3.1 million to $2.2 million compared with a loss of $0.9 million for the quarter ended May 29, 2010.

Commentary
Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey commented, “We are very pleased with the results of the third quarter.  The significant increase in sales achieved during the quarter resulted in considerable improvements in our Adjusted EBITDA and earnings per share compared with the prior year.  This quarter’s performance continues the trend of steadily improving results.  Our sales for the preceding 12 months improved 28% while our Adjusted EBITDA improved by 112% over the same period.  We are also encouraged by the fact that almost every channel, every practice, and every delivery method has experienced significant growth.”

Mr. Whitman continued, “Based on our strong financial performance during fiscal 2011, we now expect that our Adjusted EBITDA for the year will be at the higher end of our previously projected range of $18 to $21 million.  Our focus on growing our practices has gained traction during fiscal 2011 and is contributing meaningfully to our improved financial results.  We continue to remain focused on increasing sales and improving operating results with plans that include the introduction of new offerings, a significant increase in the size of our sales force, further focus on practice growth and development, and the strategic expansion of our international licensees.”

Fiscal Third Quarter 2011 Results
Sales from the Company’s regional direct offices that serve clients in the U.S. and Canada totaled $22.5 million for the quarter, a 47% improvement over the $15.3 million recognized in the third quarter of fiscal 2010.  A major contributor to this performance was the government services group, which recorded a $3.6 million sales increase from the prior year primarily due to significant contracts with a division of the federal government that were awarded during the third and fourth quarters of fiscal 2010.  Additionally, sales through the Company’s regional direct geographic offices grew by $3.7 million during the third quarter.

Sales from the Company’s international direct offices increased by 14% to $5.3 million compared with $4.7 million in the third quarter of 2010 primarily due to growth in the Company’s direct office in Japan.  Although Japan suffered one of the worst natural disasters in its history during March 2011, publishing sales increased in Japan and training and consulting service revenues remained flat compared with the prior year.

Licensee royalty revenues grew by 13% to $3.4 million from $3.0 million in the third quarter of fiscal 2010 resulting from continuing improved performance at the majority of the Company’s international licensee partners year over year.

Revenues from the Company’s national account practices increased by $1.0 million, or 24%, over the prior year, which was the result of strong growth from the Company’s sales performance and customer loyalty practices.

Self-funded marketing programs, which include public programs, book and audio sales and royalties, and delivered speeches, increased by $1.4 million, or 64%, compared with the prior year.  The increase over the prior year was primarily attributable to royalties related to new books.

Gross margin from continuing operations for the quarter ended May 28, 2011 remained consistent with the prior year at 63.0% of sales.

Selling, general, and administrative (SG&A) expenses as a percentage of sales improved to 51.4% of sales compared with 57.5% of sales in the third quarter of fiscal 2010.  Consolidated SG&A expenses increased $3.5 million to $21.0 million during the quarter primarily as a result of increased commissions and bonuses on improved sales and operating results and the costs of new sales personnel.

Pre-tax income improved by $3.1 million to $2.2 million in the third quarter of fiscal 2011 compared with a loss of $0.9 million in the third quarter of fiscal 2010.  Including the impact of income taxes, we recognized net income of $0.7 million ($.04 earnings per diluted share) for the quarter ending May 28, 2011 compared with net income of $0.1 million ($.01 earnings per diluted share) for the quarter ending May 29, 2010.

The Company’s effective tax rate for the second quarter of fiscal 2011 was significantly higher than statutory combined rates, while its cash payments for taxes were significantly less.  The Company’s cash payments for income taxes are expected to remain significantly less than its income tax expense during the foreseeable future as the Company utilizes domestic net operating loss carryforwards and other deferred income tax assets.  After the domestic net operating loss carryforwards are utilized, the Company will be able to utilize available foreign tax credits, which will reduce the income tax liability in future periods.  After utilization of these deferred tax assets, the Company expects a more normalized income tax rate.

On June 1, 2010, Franklin Covey completed the sale of the products sales division of its wholly owned subsidiary in Japan.  The operating results of the Japan products sales division were reclassified and reported as discontinued operations for the quarter and three quarters ended May 29, 2010.

As of May 28, 2011, the Company had $1.1 million in cash and cash equivalents compared with $3.5 million at February 26, 2011.

Year-to-Date Fiscal 2011 Results
Reported net sales for the three quarters ending May 28, 2011 were $115.8 million, a 26% increase compared with $92.2 million for the same period in the prior year.  Adjusted EBITDA totaled $14.5 million, a $7.0 million improvement over Adjusted EBITDA of $7.5 million for the first three quarters of fiscal 2010.  Pre-tax income also improved significantly and totaled $5.8 million compared to a $2.1 million loss for the three quarters ending May 28, 2010.  Including the impact of income taxes, net income for the three quarters ending May 28, 2011 improved to $1.8 million, or $0.11 per diluted share, compared with essentially break-even net income in fiscal 2010.  The improvement in the Company’s financial performance was consistent with the improvements noted for the quarter ended May 28, 2011 and included increased sales, consistent gross margins, and significantly reduced SG&A expenses as a percentage of sales.

Fiscal Year 2011 Outlook and Preliminary Fiscal 2012 Outlook
The Company expects to be toward the high end of its previously provided fiscal 2011 outlook for Adjusted EBITDA in the range of $18 million to $21 million, representing growth of approximately 24%

to 45% compared with fiscal 2010 Adjusted EBITDA.  The Company currently expects its Adjusted EBITDA in fiscal 2012 to grow by approximately 20% to 25% compared with fiscal 2011.

Earnings Conference Call
On Wednesday, June 29, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the quarter ended May 28, 2011.  Interested persons may participate by dialing 877-299-4454 (International participants may dial 617-597-5447), access code: 86673365.  Alternatively, a webcast will be accessible at the following Web site: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=4137227.  Due to the length of this address this URL may need to be copied/pasted into your Internet browser’s address field.  Remove the extra space if one exists.  A replay will be available from June 29 (6:00 pm ET) through July 6, 2011 by dialing 888-286-8010 (International participants may dial 617-801-6888), access code: 75997310.  The webcast will remain accessible through July 6, 2011 on the Investor Relations area of the Company’s Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2011; expected Adjusted EBITDA in fiscal 2012; goals relating to the growth of the Company; and cash payments for income taxes.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; the expected impact of the Company’s restructuring activities; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income from operations excluding the impact of interest expense, income tax expense, equity from the earnings of an equity method investee, amortization, depreciation, share-based compensation, and other non-recurring items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

About Franklin Covey Co.
Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, FranklinCovey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small- and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey Co. has more than 40 direct and licensee offices providing professional services in over 140 countries.

Investor Contact:			Media Contact:
FranklinCovey Steve Young 801-817-1776 investor.relations@franklincovey.com	or	ICR, Inc. John Rouleau 203-682-8338 John.Rouleau@icrinc.com	FranklinCovey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED INCOME STATEMENTS
( in thousands, except per share amounts )

	Quarter Ended		Three Quarters Ended
	May 28,	May 29,	May 28,	May 29,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net sales	$40,897	$30,496	$115,791	$92,173

Cost of sales	15,116	11,292	41,823	33,051
Gross profit	25,781	19,204	73,968	59,122

Selling, general, and administrative	21,009	17,530	60,713	53,268
Depreciation	997	915	2,695	2,901
Amortization	916	929	2,766	2,831
Income (loss) from operations	2,859	(170)	7,794	122

Interest expense, net	(664)	(732)	(2,005)	(2,180)
Income (loss) from continuing operations before
income taxes	2,195	(902)	5,789	(2,058)
Income tax benefit (provision)	(1,471)	1,165	(3,966)	2,020
Income (loss) from continuing operations	724	263	1,823	(38)

Income (loss) from discontinued operations, net of tax	-	(128)	-	40
Net income	$724	$135	$1,823	$2

Income (loss) from continuing operations per common share:
Basic and diluted	$0.04	$0.02	$0.11	$(0.00)

Net income per common share:
Basic and diluted	$0.04	$0.01	$0.11	$0.00

Weighted average common shares:
Basic	17,067	16,985	17,030	13,504
Diluted	17,354	17,039	17,282	13,504

Sales Detail by Category:
Training and consulting services	$37,368	$28,597	$108,261	$87,005
Products	2,958	1,074	5,777	2,742
Leasing	571	825	1,753	2,426

Total	$40,897	$30,496	$115,791	$92,173

Sales Detail by Region/Type:
U.S./Canada direct	$22,535	$15,344	$62,643	$43,779
International direct	5,319	4,681	19,423	16,986
Licensees	3,389	2,988	9,480	8,474
National account practices	5,249	4,230	14,011	12,882
Self-funded marketing	3,476	2,114	7,403	5,874
Other	929	1,139	2,831	4,178
Total	$40,897	$30,496	$115,791	$92,173

FRANKLIN COVEY CO.

Reconciliation of Net Income to Adjusted EBITDA
(in thousands)

	Quarter Ended		Three Quarters Ended
	May 28,	May 29,	May 28,	May 29,
	2011	2010	2011	2010
Reconciliation of net income to Adjusted EBITDA:	(unaudited)		(unaudited)
Net Income	$724	$135	$1,823	$2
Adjustments:
Loss (income) from discontinued operations, net of tax	-	128	-	(40)
Interest expense, net	664	732	2,005	2,180
Income tax provision (benefit)	1,471	(1,165)	3,966	(2,020)
Amortization	916	929	2,766	2,831
Depreciation	997	915	2,695	2,901
Share-based compensation	456	331	1,264	716
Reimbursed travel expenses	-	-	-	686
Management stock loan costs	-	-	-	268

Adjusted EBITDA	$5,228	$2,005	$14,519	$7,524